                                                FILED PURSUANT TO RULE 424(b)(5)
                                                REGISTRATION NOS. 33-60067
                                                             AND 333-43179

                  SUBJECT TO COMPLETION, DATED JANUARY 7, 1998

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 7, 1998

                                 $1,200,000,000

                     AMERITECH CAPITAL FUNDING CORPORATION

                       $250,000,000      % NOTES DUE 2001
                       $300,000,000      % NOTES DUE 2008
                    $200,000,000      % DEBENTURES DUE 2018
                    $200,000,000      % DEBENTURES DUE 2028
                    $250,000,000      % DEBENTURES DUE 2038

     UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY

                             AMERITECH CORPORATION
                                  -----------
  Interest on the      % Notes due 2001, the    % Notes due 2008, the    %
Debentures due 2018, the      % Debentures due 2028 and the     % Debentures
due 2038 (collectively, the "Securities") is payable on            and
  of each year, commencing             ,     . See "Certain Terms of the
Securities--General".

  The     % Notes due 2001, the     % Notes due 2008, the     % Debentures due
2018 and the     % Debentures due 2028 will not be redeemable prior to
maturity. The holder of each     % Debenture due 2038 may elect to have such
Debenture, or any portion of the principal amount thereof that is a multiple of
$1,000, repaid on       2005 at 100% of the principal amount thereof, together
with accrued interest to        , 2005. See "Certain Terms of the Securities--
Optional Repayment".

  Each series of Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as Depository. Ownership of beneficial interests in the global securities will be shown on, and the transfer thereof will be effected only through, records maintained by the Depository or its nominee for such global securities and on the records of participants. Except as otherwise described under "Certain Terms of the Securities--Book-Entry Procedures" below or "Description of Debt Securities--Global Securities" in the accompanying Prospectus, owners of beneficial interests in the global securities will not be entitled to receive Securities in definitive form and will not be considered the holders thereof. Settlement for the Securities will be made in immediately available funds. The Securities will trade in the Depository's Same-Day Funds Settlement System and secondary market trading activity for the Securities will therefore settle in immediately available funds. See "Certain Terms of the Securities--Settlement and Payment".
                                  -----------
THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED  UPON THE ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS  SUPPLEMENT OR
    THE PROSPECTUS TO WHICH IT RELATES.  ANY REPRESENTATION TO THE CONTRARY
     IS A CRIMINAL OFFENSE.
                                  -----------

                                                                    PROCEEDS TO
                                     INITIAL PUBLIC   UNDERWRITING    CAPITAL
                                    OFFERING PRICE(1) DISCOUNT(2)  FUNDING(1)(3)
                                    ----------------- ------------ -------------
Per      % Note due 2001..........             %              %             %
   Total..........................    $250,000,000     $           $
Per      % Note due 2008..........             %              %             %
   Total..........................    $300,000,000     $           $
Per      % Debenture due 2018.....             %              %             %
   Total..........................    $200,000,000     $           $
Per      % Debenture due 2028.....             %              %             %
   Total..........................    $200,000,000     $           $
Per     % Debenture due 2038......             %              %             %
   Total..........................    $250,000,000     $           $

-----
(1) Plus accrued interest, if any, from January   , 1998.
(2) Capital Funding and Ameritech have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3) Before deducting estimated expenses of $           payable by Capital
    Funding.
                                  -----------
  The Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Securities will be distributed through the facilities of The Depository Trust
Company, New York, New York, on or about January   , 1998 against payment
therefor in immediately available funds.
GOLDMAN, SACHS & CO.                                             LEHMAN BROTHERS
BANCAMERICA ROBERTSON STEPHENS
          CITICORP SECURITIES, INC.
                    FIRST CHICAGO CAPITAL MARKETS, INC.
                               MERRILL LYNCH & CO.
                                                      MORGAN STANLEY DEAN WITTER
                                  -----------
          The date of this Prospectus Supplement is January   , 1998.
      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

  This Prospectus Supplement and the accompanying Prospectus contain certain forward-looking statements that involve potential risks and uncertainties. Future results could differ materially from those discussed here. Some of the factors that could cause or contribute to such differences include: changes in economic and market conditions, effects of state and federal regulation, risks inherent in international operations and the impact of new technologies. Undue reliance should not be placed on these forward-looking statements, which are
applicable only as of January   , 1998.

                              RECENT DEVELOPMENTS

STRATEGIC PARTNERSHIP WITH TELE DANMARK A/S

  On October 27, 1997, Ameritech Corporation ("Ameritech") agreed to invest approximately $3.2 billion as a strategic partner in Tele Danmark A/S ("Tele Danmark"), the national communications provider in Denmark. Through a two-step transaction, Ameritech will acquire approximately 42% of Tele Danmark's stock and nominate six directors to Tele Danmark's 12-member board of directors. In the first step, Ameritech will purchase a 34.4% equity stake in Tele Danmark from the Kingdom of Denmark (the "Kingdom"). Following this investment, Tele Danmark intends, during the first half of 1998, to expend approximately 10 billion Kroner to repurchase all of the remaining shares held by the Kingdom, thereby raising Ameritech's investment stake to approximately 42% of the outstanding capital stock. In the event that the 10 billion Kroner expenditure is insufficient to purchase 100% of the remaining shares held by the Kingdom, Ameritech has a right to purchase additional shares from the Kingdom sufficient to increase its ownership percentage in Tele Danmark to approximately 42%. Ameritech expects its acquisition of Tele Danmark stock and nomination of directors to be completed in the first quarter of 1998, pending approval of Tele Danmark's shareowners. American Depositary Receipts representing interests in Tele Danmark "B" shares are listed on the New York Stock Exchange under the symbol "TLD".

ACQUISITIONS OF SECURITY MONITORING ASSETS

  In October 1997, SecurityLink from Ameritech, Inc. (formerly known as Ameritech Monitoring Services, Inc.), a wholly owned subsidiary of Ameritech ("SecurityLink"), acquired the security monitoring assets of Republic Security Company Holdings, a subsidiary of Republic Industries, Inc., and the security monitoring assets of Rollins Protective Services, a division of Rollins, Inc. The aggregate purchase price for these two transactions was approximately $800 million. 1996 revenues for these businesses aggregated approximately $150 million. SecurityLink currently has approximately one million customers.

  On December 30, 1997, the U.S. Court of Appeals for the District of Columbia Circuit (the "D.C. Circuit Court") remanded to the Federal Communications Commission (the "FCC") a case involving a claim that the purchase of security monitoring assets of another company by SecurityLink violated a provision of the Telecommunications Act of 1996 (the "Act"). The FCC had previously ruled that the transaction was permissible under the Act. On remand, the D.C. Circuit Court directed the FCC to resolve an ambiguity in the statute. In addition to the case on remand, three similar challenges to transactions involving purchases of security monitoring assets by SecurityLink are currently pending before the FCC.

SALE OF TELECOM CORPORATION OF NEW ZEALAND LIMITED SHARES

  On December 22, 1997, Ameritech announced that it intends to make a public sale of its shares in Telecom Corporation of New Zealand Limited ("Telecom New Zealand"). As of December 31, 1997, Ameritech's 24.95% ownership in Telecom New Zealand had a market value of approximately $2.1 billion. Ameritech's offering of Telecom New Zealand shares is expected to take place in the first half of 1998. American Depositary Receipts representing interests in Telecom New Zealand common shares are listed on the New York Stock Exchange under the symbol "NZT".

COMPETITION AND THE TELECOMMUNICATIONS ACT OF 1996

  In furtherance of Ameritech's plan to capture the full potential of the communications industry and the supporting provisions of the Act, Ameritech has taken several key steps toward fostering a fully competitive market. Ameritech has made its network available for use by Ameritech's competitors at unbundled cost-based prices and at bundled prices representing discounts from established retail levels. Additionally, Ameritech has entered into nearly 150 interconnection agreements with other local communications carriers, indicating a growing wholesale business. These efforts and the growing presence of competition in Ameritech's region provided the basis for Ameritech's request to enter the interLATA long distance market in Michigan.

  In August 1997, the FCC denied Ameritech's application to provide long distance service in Michigan, stating in its order that Ameritech failed to meet three of the requirements included in the 14-point competitive checklist contained in the Act. The order set forth various actions that Ameritech must take in order to demonstrate compliance with the checklist, and Ameritech is working with the FCC and the Michigan Public Service Commission to determine the technical feasibility of these requirements. Ameritech is currently unable to determine the timing of its next filing for interLATA authority, but Ameritech continues to make progress toward bringing the benefits of full service to its customers.

  In July 1997, the U.S. Court of Appeals for the Eighth Circuit (the "Eighth Circuit Court") struck down several provisions of an August 1996 FCC order designed to implement the interconnection provisions of the Act. The Eighth Circuit Court ruled that:

  . the FCC's pricing guidelines intrude upon the rights of state commissions to implement key elements of the Act;

  . the FCC lacks jurisdiction to review state commission decisions regarding interconnection agreements between incumbent local exchange carriers ("LECs") and their competitors;

  . the FCC's rule that would allow requesting carriers to pick and choose among individual provisions of other interconnection agreements does not promote negotiated agreements and is unreasonable;

  . LECs must provide unbundled network elements in a manner that allows competing carriers to combine them, but LECs need not actually combine the elements; and

  . the Act does not require incumbent LECs to provide competitors with superior quality connections.

The Eighth Circuit Court upheld the FCC's interpretation of "network element" to include operations support systems and certain other services. It did not rule on the LECs' claims regarding infringement of intellectual property rights and Fifth Amendment confiscation.

  In August 1997, the FCC issued a Third Reconsideration Order in its August 1996 Local Competition Order, requiring incumbent LECs to provide "shared transport" at cost-based rates. In October 1997, Ameritech and others appealed this order. The matter has been briefed before the Eighth Circuit Court. Oral argument is scheduled for January 15, 1998.

  In October 1997, the Eighth Circuit Court overturned an FCC ruling that required Ameritech and other incumbent LECs to resell bundled network services at unbundled discounted rates. As a result of the Eighth Circuit Court's decision, if new entrants to the local exchange market wish to purchase network elements at unbundled discounted prices, they must recombine the elements themselves. The

FCC and a number of long distance carriers have sought review of the Eighth Circuit Court's July and October rulings by the United States Supreme Court. Ameritech and other LECs have opposed such review, and have filed conditional cross petitions. Ameritech does not believe that these appeals will result in delays to Ameritech's entry into the long distance market.

  SBC Communications Inc. ("SBC") and US West Communications, Inc. ("US West") challenged the constitutionality of certain provisions of the Act in a lawsuit filed in federal district court in Texas. The challenge alleges, in part, that the provisions restricting the regional bell operating companies from entry into the long distance business within their regions are unconstitutional. On December 31, 1997, the United States District Court for the Northern District of Texas (the "Texas District Court") ruled in favor of SBC and US West, holding that the challenged provisions of the Act are unconstitutional. Ameritech has filed a motion to intervene in this proceeding. The United States government and others have moved for a stay of the ruling which, if granted, would suspend its effect pending an appeal. Ameritech expects that the Texas District Court decision will, in fact, be appealed.

STOCK REPURCHASE PROGRAM

  On December 17, 1997, the Ameritech board of directors authorized a stock repurchase plan. Under the plan, Ameritech is authorized to buy up to $2 billion of its shares from time to time, starting in January 1998.

                                USE OF PROCEEDS

  Ameritech Capital Funding Corporation ("Capital Funding") intends to use the net proceeds from the sale of the Securities to refund, in part, outstanding commercial paper issued by Capital Funding at market rates, which may include commercial paper issued in connection with Ameritech's anticipated acquisition of an equity interest in Tele Danmark, or to lend net proceeds from the sale of the Securities to Ameritech. Ameritech intends to use any net proceeds received from Capital Funding to refund outstanding commercial paper issued by Ameritech at market rates or for other general corporate purposes.

                      FINANCIAL INFORMATION OF AMERITECH

  The following summary information is qualified in its entirety by the information and financial statements contained or incorporated herein or in the accompanying Prospectus.

                         SUMMARY CAPITALIZATION TABLE
                          (AS OF SEPTEMBER 30, 1997)
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                         PRO FORMA AS ADJUSTED
                                                       -------------------------
                                                          BEFORE       AFTER
                                              ACTUAL   OFFERING (1) OFFERING (2)
                                             --------  ------------ ------------
Working Capital............................. $ (2,911)   $ (6,111)    $(4,911)
Total Assets................................   24,566      28,416      28,416
Current Liabilities
  Debt maturing within one year.............    3,583       6,783       5,583
  All other current liabilities.............    3,853       3,853       3,853
Long-Term Debt..............................    4,065       4,715       5,915
Shareowners' Equity.........................    7,998       7,998       7,998
                                             --------    --------     -------
Total Capitalization........................ $ 15,646    $ 19,496     $19,496
                                             ========    ========     =======

--------
(1) Pro forma adjustments include the issuance of $650 million of long-term debt in October 1997 to fund security monitoring asset acquisitions and the $3.2 billion of short-term debt anticipated to fund Ameritech's purchase of an equity interest in Tele Danmark. See "Recent Developments".
(2) After offering, amount gives effect to the sale of $1.2 billion in debt securities offered by Capital Funding hereby. See "Use of Proceeds".

                             INCOME STATEMENT DATA
                             (DOLLARS IN MILLIONS)

                                                                  (UNAUDITED)
                                                               NINE MONTHS ENDED
                            FOR THE YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                            ---------------------------------  -----------------
                               1996       1995        1994       1997     1996
                            ---------- ----------  ----------  -------- --------
Revenues..................  $   14,917 $   13,428  $   12,569  $ 11,851 $ 11,033
                            ========== ==========  ==========  ======== ========
Operating expenses
  Employee-related ex-
   penses.................       3,711      3,623       3,612     2,956    2,819
  Depreciation and amorti-
   zation.................       2,365      2,177       2,205     1,850    1,764
  Other operating ex-
   penses.................       4,743      3,911       3,418     3,677    3,368
  Restructuring (credits)
   charges................         --        (134)        728       --       --
  Taxes other than income
   taxes..................         593        548         577       453      441
                            ---------- ----------  ----------  -------- --------
                                11,412     10,125      10,540     8,936    8,392
                            ---------- ----------  ----------  -------- --------
Operating income..........       3,505      3,303       2,029     2,915    2,641
Interest expense..........         514        469         435       371      382
Other income, net.........         326        260         147       178      198
                            ---------- ----------  ----------  -------- --------
Income before income taxes
 and
 extraordinary item.......       3,317      3,094       1,741     2,722    2,457
Income taxes..............       1,183      1,086         571     1,036      893
                            ---------- ----------  ----------  -------- --------
Income before extraordi-
 nary item................       2,134      2,008       1,170     1,686    1,564
Extraordinary item........         --         --       (2,234)      --       --
                            ---------- ----------  ----------  -------- --------
Net income (loss).........  $    2,134 $    2,008  $   (1,064) $  1,686 $  1,564
                            ========== ==========  ==========  ======== ========

                              BALANCE SHEET DATA
                             (DOLLARS IN MILLIONS)

                                               (UNAUDITED)
                                               NINE MONTHS
                              AS OF DECEMBER      ENDED
                                    31,       SEPTEMBER 30,
                               1996    1995       1997
                              ------- ------- -------------
ASSETS
Current assets..............  $ 3,799 $ 3,452    $ 4,525
Property, plant and equip-
 ment.......................   32,292  30,874     33,578
  Less, accumulated depreci-
   ation....................   18,785  17,417     19,992
                              ------- -------    -------
                               13,507  13,457     13,586
                              ------- -------    -------
Investments, primarily in-
 ternational................    2,323   1,497      1,924
                              ------- -------    -------
Other assets and deferred
 charges....................    4,078   3,536      4,531
                              ------- -------    -------
    Total assets............  $23,707 $21,942    $24,566
                              ======= =======    =======
LIABILITIES AND SHAREOWNERS'
EQUITY
Current liabilities
  Debt maturing within one
   year.....................  $ 3,155 $ 2,138    $ 3,583
  Accounts payable and oth-
   er.......................    3,677   3,623      3,853
                              ------- -------    -------
                                6,832   5,761      7,436
                              ------- -------    -------
Long-term debt..............    4,437   4,513      4,065
                              ------- -------    -------
Deferred credits and other
 long-term liabilities......    4,751   4,653      5,067
                              ------- -------    -------
Shareowners' equity.........    7,687   7,015      7,998
                              ------- -------    -------
    Total liabilities and
     shareowners' equity....  $23,707 $21,942    $24,566
                              ======= =======    =======

                        CERTAIN TERMS OF THE SECURITIES

  The Securities are to be issued under an Indenture, dated as of October 1, 1997 (the "Indenture"), among Ameritech, Capital Funding and Bank One, NA (successor to Harris Trust and Savings Bank), as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture and the Securities offered hereby (referred to in the accompanying Prospectus as "Debt Securities" and "Offered Debt Securities") supplement, and to the extent inconsistent therewith replace, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and the Securities. Capitalized terms used but not defined herein or in the Prospectus shall have the meanings given to them in the Indenture.

GENERAL

  The Securities will represent unsecured and unsubordinated obligations of Capital Funding and will rank on a parity with all other unsecured and unsubordinated indebtedness of Capital Funding. The Securities are unconditionally guaranteed as to payment of principal and interest by Ameritech, the sole stockholder of Capital Funding.

  The      % Notes due 2001 will be limited to $250,000,000 aggregate
principal amount and will mature on           , 2001; the     % Notes due 2008
will be limited to $300,000,000 aggregate principal amount and will mature on
          , 2008; the     % Debentures due 2018 will be limited to
$200,000,000 aggregate principal amount and will mature on           , 2018;
the      % Debentures due 2028 will be limited to $200,000,000 aggregate
principal amount and will mature on           , 2028, and the      %
Debentures due 2038 will be limited to $250,000,000 aggregate principal amount
and will mature on           , 2038. The Securities will bear interest at the
respective annual interest rates shown on the cover page of this Prospectus
Supplement from January   , 1998 or from the most recent date on which
interest has been paid or provided for, payable semi-annually on
and            of each year (each an "Interest Payment Date"), commencing
          , 1998, to the persons in whose names such Securities were
registered at the close of business on the next preceding            and
          , respectively (each a "Regular Record Date").

  Until the Securities are paid or payment thereof is duly provided for, Capital Funding will, at all times, maintain a paying agent (the "Paying Agent") in the United States capable of performing the duties described herein to be performed by the Paying Agent. Capital Funding has initially appointed the Trustee, 100 East Broad Street, Columbus, Ohio 43271-0181, as the Paying Agent. Capital Funding will notify the Trustee and the holders of the Securities, in accordance with the Indenture, of any change in the Paying Agent or its address.

  Any payment otherwise required to be made in respect of a Security on a date that is not a Business Day for such Security need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

  The Securities are not subject to redemption prior to maturity at Capital Funding's option and are not entitled to any sinking fund.

  The Indenture does not contain covenants or other provisions designed to afford holders of the Securities protection in the event of a highly leveraged transaction, change in credit or other similar occurrence.

OPTIONAL REPAYMENT

  The     % Debentures due 2038 may be repaid on           , 2005, at the
option of the registered holders of the Debentures due 2038, at 100% of their
principal amount, together with accrued interest to          , 2005. In order
for a holder to exercise this option, Capital Funding must receive at its office or agency in New York, New York, during the period beginning on
  , 2005 and ending at 5:00 p.m. (New York City time) on             , 2005
(or, if         , 2005 is not a Business Day, the next succeeding Business
Day), the Debenture due 2038 with the form entitled "Option to Elect Repayment
on         , 2005" on the reverse of the Debenture due 2038 duly completed.
Any such notice received by Capital Funding during the period beginning on
         , 2005 and ending at 5:00 p.m. (New York City time) on         , 2005
shall be irrevocable. See "Book-Entry Procedures". The repayment option may be exercised by the holder of a Debenture due 2038 for less than the entire principal amount of the Debentures due 2038 held by such holder, so long as the principal amount that is to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Debenture due 2038 for repayment will be determined by Capital Funding, whose determination will be final and binding.

  Failure by Capital Funding to repay the Debentures due 2038 when required as described in the preceding paragraph will result in an Event of Default under the Indenture.

  As long as the Debentures due 2038 are represented by a Global Security, the Depository's (as hereinafter defined) nominee will be the registered holder of the Debentures due 2038 and therefore will be the only entity that can exercise a right to repayment. See "Book-Entry Procedures".

BOOK-ENTRY PROCEDURES

  Each series of Securities will be issued initially in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository"), and registered in the name of the Depository's nominee. Except as set forth in the Prospectus under "Description of Debt Securities and Guarantees--Global Securities", the Securities will not be issuable in certificated form.

  The Depository has advised Capital Funding and each of the underwriters named below in the section entitled "Underwriting" (collectively, the "Underwriters"), as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

  A further description of the Depository's procedures with respect to global securities is set forth in the Prospectus under "Description of Debt Securities and Guarantees--Global Securities".

SETTLEMENT AND PAYMENT

  Settlement for the Securities will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by Capital Funding in immediately available funds. The Securities will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading in the Securities will therefore be required by the Depository to settle in immediately available funds.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, Capital Funding has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Securities set forth opposite its name below.

                           PRINCIPAL PRINCIPAL PRINCIPAL  PRINCIPAL  PRINCIPAL
                           AMOUNT OF AMOUNT OF AMOUNT OF  AMOUNT OF  AMOUNT OF
                             NOTES     NOTES   DEBENTURES DEBENTURES DEBENTURES
UNDERWRITER                DUE 2001  DUE 2008   DUE 2018   DUE 2028   DUE 2038
-----------                --------- --------- ---------- ---------- ----------
Goldman, Sachs & Co......  $         $         $          $          $
Lehman Brothers Inc......
BancAmerica Robertson
 Stephens................
Citicorp Securities,
 Inc.....................
First Chicago Capital
 Markets, Inc............
Merrill Lynch, Pierce,
         Fenner & Smith
         Incorporated....
Morgan Stanley & Co. In-
 corporated..............
                           --------- --------- ---------  ---------  ---------
  Total .................  $         $         $          $          $
                           ========= ========= =========  =========  =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters have committed to take and pay for all of the Securities, if any are taken.

  Capital Funding has been advised by the Underwriters that they propose to offer the Securities in part directly to the public at the respective initial public offering prices set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such prices less a
concession of      % of the principal amount in the case of the Notes due
2001,      % of the principal amount in the case of the Notes due 2008,      %
of the principal amount in the case of the Debentures due 2018,     % of the
principal amount in the case of the Debentures due 2028 and      % of the
principal amount in the case of the Debentures due 2038. The Underwriters may
allow, and such dealers may reallow, a concession not to exceed      % of the
principal amount of the Securities to certain brokers and dealers. After the Securities are released for sale to the public, the offering prices and other selling terms may from time to time be varied by the representatives.

  No series of Securities will have an established trading market when issued. No series of Securities will be listed on any securities exchange. Each Underwriter may make a market in one or more series of Securities, but such Underwriter is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance that the Securities offered hereby will be sold or that there will be a secondary market for any series of Securities.

  In connection with the offering, the Underwriters may purchase and sell the Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Securities; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Securities than they are required to purchase from Capital Funding in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Securities sold in the offering may be reclaimed by the Underwriters if such Securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  Each of the Underwriters and certain affiliates thereof engage or may in the future engage in transactions with and perform services for each of Capital Funding and Ameritech in the ordinary course of business.

  Capital Funding and Ameritech have agreed to indemnify each Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

                     AMERITECH CAPITAL FUNDING CORPORATION

                                DEBT SECURITIES

            UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL,
                       PREMIUM, IF ANY, AND INTEREST BY

                             AMERITECH CORPORATION
                               ----------------

  Ameritech Capital Funding Corporation ("Capital Funding") from time to time may offer its unsecured notes, debentures, or other debt securities (the "Debt Securities"), in one or more series, in an aggregate principal amount sufficient to result in net proceeds to Capital Funding of up to U.S. $2,000,000,000 (or its equivalent in foreign denominated currencies or European Currency Units or other composite currencies). Debt Securities may be issued in registered form without coupons ("Registered Securities"), bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). All Debt Securities will be unconditionally guaranteed as to payment of principal, premium, if any, and interest (the "Guarantees") by Ameritech Corporation ("Ameritech").

  When a particular series of Debt Securities is offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of such Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency or currencies in which the principal, premium, if any, and interest are payable, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption, any terms for repayment at the option of the holder, any terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts to be purchased by or sold through, underwriters, agents or dealers and the compensation of such underwriters, agents or dealers, any listing of the Debt Securities on a securities exchange and other terms or information in connection with the offering and sale of such Debt Securities.

  Capital Funding may sell the Debt Securities to or through dealers or underwriters, directly to other purchasers or through agents. If an agent of Capital Funding or a dealer or an underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. The net proceeds to Capital Funding from such sale, which will be set forth in the Prospectus Supplement, will be the purchase price of such Debt Securities less such commission in the case of an agent, the purchase price of such Debt Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

  This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by the Prospectus Supplement applicable to the Debt Securities being sold.
                               ----------------

THESE  SECURITIES HAVE  NOT BEEN  APPROVED  OR DISAPPROVED  BY THE  SECURITIES
 AND  EXCHANGE COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  NOR HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                The date of this Prospectus is January 7, 1998.

                             AVAILABLE INFORMATION

  Ameritech is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Ameritech may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be inspected and copied at the offices of the New York, Boston, Chicago, Philadelphia and Pacific Stock Exchanges, on each of which exchanges certain of Ameritech's securities are listed. These materials are also available electronically through the Commission's web site at http://www.sec.gov.

  Ameritech and Capital Funding have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

  The Commission's Office of Chief Counsel, Division of Corporation Finance, has indicated to Capital Funding that, in connection with the issuance of the Debt Securities, it will not raise any objection if Capital Funding does not file periodic reports pursuant to Sections 13(a) and 15(d) of the Exchange Act. Accordingly, Capital Funding will not file such periodic reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Ameritech with the Commission (File No. 1-
8612) are incorporated herein by reference:

    1. Ameritech's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

    2. Ameritech's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

    3. Ameritech's Current Reports on Form 8-K dated January 13, 1997, April 15, 1997, July 15, 1997, October 14, 1997 and December 17, 1997.

  All documents filed by Ameritech pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Ameritech and Capital Funding will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference therein. Requests should be directed to the Director, Investor Relations, Ameritech Corporation, 30 South Wacker Drive, 35th Floor, Chicago, Illinois 60606, telephone (800) 257-0902.

                             AMERITECH CORPORATION

  Ameritech, a holding company incorporated in 1983 under the laws of the State of Delaware, has its principal executive offices at 30 South Wacker Drive, Chicago, Illinois 60606 (telephone number (800) 257-0902). Ameritech provides a wide range of communications services, including local and long distance telephone service, cellular, paging, security monitoring, cable TV, electronic commerce and on-line services.

                     AMERITECH CAPITAL FUNDING CORPORATION

  Capital Funding was established to provide financing to Ameritech and to the direct and indirect subsidiaries of Ameritech. Capital Funding may raise funds through the offering of Debt Securities in the United States, Europe, and other overseas markets and will lend the net proceeds to Ameritech or one or more subsidiaries of Ameritech. Capital Funding does not and will not engage in any separate business activities. All of the Debt Securities will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by Ameritech.

  Capital Funding was incorporated under the laws of the State of Delaware in May 1989, and is a wholly owned subsidiary of Ameritech. Capital Funding became a close corporation under Delaware law effective January 1, 1990. The principal executive offices of Capital Funding are located at 30 South Wacker Drive, Chicago, Illinois 60606 (telephone number (800) 257-0902).

                RATIO OF EARNINGS TO FIXED CHARGES OF AMERITECH

  The following table sets forth the ratio of earnings to fixed charges of Ameritech for the periods indicated.

      NINE MONTHS ENDED
        SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
      --------------------          ---------------------------------------------------------------------
       1997         1996            1996           1995           1994           1993           1992
      ------       ------           ----           ----           ----           ----           ----
        6.93         6.18           6.14           6.45           4.40           5.29           4.50

  Results for 1995 reflect a $134 million pretax credit primarily from settlement gains resulting from lump sum pension payments from the Ameritech pension plan to former employees who left the business in the nonmanagement work force restructuring, partially offset by $74 million associated with increased force costs related to the work force restructuring, started in 1994, as well as a $58 million charge recorded to write down certain data processing equipment to net realizable value. Results for 1994 reflect a $728 million pretax charge associated with the nonmanagement work force restructuring. Costs of the work force restructuring program have largely been funded from the Ameritech pension plan.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Debt Securities will be used to provide funds for Ameritech and subsidiaries of Ameritech.

  Capital Funding will invest in or loan to Ameritech or one or more of the subsidiaries of Ameritech at least 85% of the cash raised by Capital Funding hereunder as soon as practicable after receipt, but in no event later than six months after Capital Funding receives such cash. In the interim, Capital Funding will invest any funds held by it only in securities permitted by Rule 3a-5(a)(6) of the Commission under the Investment Company Act of 1940, as amended.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

  The following description sets forth certain general terms and provisions of the Debt Securities and Guarantees to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement (the "Offered Debt Securities"), and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities are to be issued under an Indenture dated as of October 1, 1997 (the "Indenture"), among Ameritech, Capital Funding and Bank One, NA (successor to Harris Trust and Savings Bank), as trustee (the "Trustee"), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The following summaries of certain provisions of the Debt Securities, the Guarantees and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Debt Securities, the Guarantees and the Indenture, including the definitions therein of capitalized terms which are used but are not defined herein. All section references used herein are to sections in the Indenture.

GENERAL

  The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (Section 301). The Indenture does not limit the amount of other indebtedness or securities which may be issued by Capital Funding.

  Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of Capital Funding, will rank on a parity with Capital Funding's other unsecured and unsubordinated indebtedness and will have the benefit of the Guarantees described below.

  The Indenture does not contain covenants or other provisions designed to afford Holders (as defined in the Indenture) of the Debt Securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

  Reference is made to the Prospectus Supplement relating to the particular Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities or the particular series thereof; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Debt Securities are to be issuable in permanent global form; (iv) the price or prices (generally expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (v) the date or dates on which the Offered Debt Securities will mature; (vi) the rate or rates per annum, or the formula by which such rate or rates shall be determined, at which the Offered Debt Securities will bear interest, if any, and the dates from which any such interest will accrue; (vii) the interest payment dates (the "Interest Payment Dates") on which any such interest on the Offered Debt Securities will be payable, the regular record date (the "Regular Record Date") for any interest payable on any Offered Debt Securities that are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a Security issued in global form (a "Global Security") on an Interest Payment

Date will be paid if other than in the manner described below under "Global Securities"; (viii) any mandatory or optional sinking fund or analogous provisions; (ix) each office or agency where, subject to the terms of the Indenture as described below under "Payments and Paying Agents", the principal of and any premium and interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Denominations, Registration and Transfer", the Offered Debt Securities may be presented for registration of transfer or exchange; (x) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (xi) the date, if any, after which and the price or prices at which the Offered Debt Securities will be repayable at the option of the holder thereof prior to maturity; (xii) the denominations in which any Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof, and the denominations in which any Offered Debt Securities which are Bearer Securities will be issuable, if other than denominations of U.S. $5,000; (xiii) the currency or currencies of payment of principal of and any premium and interest on the Offered Debt Securities; (xiv) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xv) any additional covenants applicable to the Offered Debt Securities; and (xvi) any other terms and provisions of the Offered Debt Securities not inconsistent with the terms and provisions of the Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities. (Section 301).

  If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

  Some of the Debt Securities may be issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax considerations and other special considerations applicable to original issue discount securities will be set forth in the applicable Prospectus Supplement.

GUARANTEES

  Ameritech will unconditionally guarantee the due and punctual payment of the principal, premium, if any, and interest on the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption, or otherwise. (Sections 311 and 312). The Guarantees will rank equally with all other unsecured and unsubordinated obligations of Ameritech. Since Ameritech is a holding company, the right of Ameritech and, hence, the right of creditors of Ameritech (including the holders of the Debt Securities) to participate in any distribution of the assets of any subsidiary of Ameritech, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of each such subsidiary, except to the extent that claims of Ameritech itself as a creditor of a subsidiary may be allowed. The right of creditors of Ameritech (including the holders of the Debt Securities) to participate in the distribution of the stock owned by Ameritech in certain subsidiaries of Ameritech, including the Ameritech landline telephone companies, may also be subject to approval by certain state and federal regulatory authorities having jurisdiction over such subsidiaries.

DENOMINATIONS, REGISTRATION AND TRANSFER

  The Debt Securities will be issuable as Registered Securities, Bearer Securities or both. Debt Securities may be issuable in the form of one or more Global Securities, as described below under

"Global Securities". Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in the denomination of $5,000 with coupons attached. A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Debt Securities represented by such Global Security. The Prospectus Supplement relating to Debt Securities denominated in a foreign or composite currency will specify the denominations thereof. (Sections 201, 203, 301 and 302).

  In connection with its original issuance, no Bearer Security shall be offered, sold, resold or otherwise delivered to any location in the United States (or its possessions) or to a United States person (each as defined in the Code and the regulations thereunder) except in certain narrow circumstances. (Sections 303 and 304). See "Global Securities" and "Certain Limitations on Issuance of Bearer Securities" below.

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest attached and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305).

  Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the Security Registrar designated by Capital Funding or at the office of any transfer agent designated by Capital Funding for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Capital Funding has initially appointed the Trustee as the Security Registrar under the Indenture. (Section 305). If a Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by Capital Funding with respect to any series of Debt Securities, Capital Funding may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Capital Funding will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Capital Funding will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. Capital Funding may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

  In the event of any redemption in part, Capital Funding shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption or (b) if Debt Securities of the series are issuable only as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of that series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security is immediately surrendered for redemption. (Section 305).

PAYMENTS AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as Capital Funding may designate from time to time, except that, at the option of Capital Funding, payment of any interest may be made (i) by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by such payee as specified in the Security Register. (Sections 305, 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents outside the United States as Capital Funding may designate from time to time, except that, at the option of Capital Funding, payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States (or its possessions). (Sections 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001). No payment with respect to any Bearer Security will be made at any office or agency of Capital Funding in the United States (or its possessions) or by check mailed to any address in the United States (or its possessions) or by transfer to an account maintained in the United States (or its possessions). Payments will not be made in respect of Bearer Securities or coupons appertaining thereto pursuant to presentation to Capital Funding or its Paying Agents within the United States (or its possessions) or any other demand for payment to Capital Funding or its Paying Agents within the United States (or its possessions). Notwithstanding the foregoing, payment of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of Capital Funding's Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States (or its possessions) is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

  Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee will serve as Paying Agent and the Corporate Trust Office of the Trustee will be designated as Capital Funding's Paying Agent office for payments with respect to Debt Securities which are issuable solely as Registered Securities. Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by Capital Funding for the Debt Securities will be named in the applicable Prospectus Supplement. Capital Funding may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Capital Funding will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Capital Funding will be required to maintain (i) a Paying Agent in each Place of Payment for such series in the United States for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the circumstances described above, but not otherwise), (ii) a Paying Agent in each Place of Payment located outside the United States where (subject to applicable laws and regulations) Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange, the London or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Capital Funding will maintain a Paying Agent in London or Luxembourg City or any other required city located outside the United States, as the case may be, for Debt Securities of such series, and
(iii) a Paying Agent in each Place of Payment located outside the United States where (subject to applicable laws and regulations) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon Capital Funding may be served. (Section 1002).

  All moneys paid by Capital Funding to a Paying Agent for the payment of principal of and any premium and interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Capital Funding and thereafter the holder of such Debt Security or any coupon appertaining thereto will look only to Capital Funding for payment thereof. (Section 1003).

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement (the "Depository"). Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. (Section 305). Unless and until it is exchanged for Debt Securities in definitive form, a temporary Global Security in registered form may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. (Section 304).

  The specific terms of the depositary arrangement with respect to a series of Debt Securities or any part thereof will be described in the applicable Prospectus Supplement. Capital Funding anticipates that the following provisions will apply to all depositary arrangements relating to Global Securities.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit the accounts of persons holding a beneficial interest in such Global Security with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by Capital Funding if such Debt Securities are offered and sold directly by Capital Funding. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository for such Global Security or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitation and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. (Section 308). Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payment of principal of and any premium and interest on Debt Securities registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither Capital Funding, Ameritech, the Trustee, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or receiving any records relating to such beneficial ownership interests.

  Subject to the restrictions discussed under "Certain Limitations on Issuance of Bearer Securities" below, Capital Funding expects that the Depository or its nominee, as the case may be, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depository or its nominee. Capital Funding also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security will be subject to restrictions discussed under "Certain Limitations on Issuance of Bearer Securities" below.

  If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Capital Funding within 90 days, Capital Funding will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, Capital Funding may at any time and in its sole discretion determine not to have the Registered Securities of a series represented by a Global Security and, in such event, Capital Funding will issue Registered Securities of such series in definitive form in exchange for the Global Security representing such series of Registered Securities. Further, if Capital Funding so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to Capital Funding and the Depository, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (i) as Registered Securities in denominations, unless otherwise specified by Capital Funding, of U.S. $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (ii) as Bearer Securities in denominations, unless otherwise specified by Capital Funding, of U.S. $5,000 with coupons attached if the Debt Securities of such series are issuable as Bearer Securities, or (iii) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. (Section 305). See, however, "Certain Limitations on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

CERTAIN LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

  In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold, resold or delivered in connection with their original issue in the United States (or its possessions) or to United States persons (each as defined in the Code and the regulations thereunder) other than (subject to certain certification requirements) to offices located outside of the United States of United States financial institutions which agree to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder, and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States (or its possessions) or to United States persons (other than the financial institutions described above) nor deliver Bearer Securities within the United States (or its possessions).

  Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code". Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

  Other restrictions and additional tax considerations may apply to the issuance and holding of Bearer Securities. Holders of Bearer Securities should consult their tax advisors concerning any such tax restrictions.

LIENS ON ASSETS

  If, at any time, Capital Funding mortgages, pledges, or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, Capital Funding will secure the outstanding Debt Securities, and any other obligations of Capital Funding which may be then outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge, or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply to the creation, extension, renewal or refunding of landlords' liens, liens with respect to the sale or financing of accounts or chattel paper, purchase-money mortgages or liens, liens arising under the Code or liens with respect to taxes, assessments or other governmental charges or levies which may be owed by Capital Funding from time to time and which, if delinquent, are being contested in good faith, or other liens to which any property or asset acquired by Capital Funding is subject as of the date of its acquisition by Capital Funding or to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify Capital Funding to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission, or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents Ameritech or any Person other than Capital Funding from mortgaging, pledging, or subjecting to any lien any of its property or assets, whether or not acquired by such Person from Capital Funding. (Section 1006).

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

  Neither Capital Funding nor Ameritech may consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and neither Capital Funding nor Ameritech shall permit any Person to consolidate with or merge into Capital Funding or Ameritech or convey, transfer or lease its properties and assets substantially as an entirety to Capital Funding or Ameritech unless (i) the corporation formed by such consolidation or into which Capital Funding or Ameritech is merged or the Person to which the properties and assets of Capital Funding or Ameritech are transferred substantially as an entirety shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the payment of the principal of, premium, if any, and interest, if any, on the Debt Securities and the performance of the other covenants of Capital Funding or Ameritech, as the case may be, under the Indenture, (ii) after giving effect to such transaction, no Event of Default, or event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing and (iii) if, as a result of such transaction, properties or assets of Capital Funding would become subject to a Mortgage not permitted by Section 1006 of the Indenture without equally and ratably securing the Debt Securities as provided therein (see "Liens On Assets" above), steps shall have been taken to secure the Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby pursuant to Section 1006 of the Indenture. (Section 801).

MODIFICATION AND WAIVER

  Certain modifications and amendments of the Indenture, including the rights of Holders of a series of Outstanding Debt Securities, may be made by Capital Funding and the Trustee only with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the stated maturity date of the principal of, or any installment of principal or interest on, any such Debt Security; (ii) reduce the principal amount of, premium, if any, or interest, if any, on any such Debt Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the Maturity thereof); (iii) change the Place of Payment where, or the coin or currency in which, any principal of, premium, if any, or interest, if any, on any such Debt Security is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series the consent of the Holders of which is necessary to modify or amend the Indenture; (vi) modify the foregoing requirements or reduce the percentage of aggregate principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or (vii) change the substantive provisions of the Guarantees. (Section 902).

  The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of such series, waive, insofar as such series is concerned, compliance by Capital Funding with certain restrictive provisions of the Indenture. (Section 1007). The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of such series waive any past default under the Indenture with respect to such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security of such series or in respect of a provision under which the Indenture cannot be modified or amended without consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513).

EVENTS OF DEFAULT

  The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (i) default for 90 days in any payment of interest on such series; (ii) default in any payment of principal of, or premium, if any, on such series when due; (iii) default in the payment of any sinking fund installment with respect to such series when due; (iv) default for 90 days after appropriate notice by the Holders of at least 25 percent in aggregate principal amount of the Outstanding Debt Securities in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than such series); or (v) certain events in bankruptcy, insolvency or reorganization with respect to either of Capital Funding or Ameritech. In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25 percent in aggregate principal amount of the Outstanding Debt Securities of such series may declare the principal of such series (or, if the Debt Securities of such series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such series) to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series, except in each case a failure to pay the principal of, premium, if any, or interest, if any, on such Debt Security. (Sections 501, 502 and 513).

  Each of Capital Funding and Ameritech is required to furnish the Trustee, not less often than annually, with a certificate as to its respective compliance with all conditions and covenants under the Indenture.

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Debt Securities of such series (except in the payment of principal of, premium, if any, or interest, if any, or any sinking fund installment) if it considers it in the interest of the Holders of the Debt Securities to do so. (Section 602).

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601 and 603). Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. (Sections 512 and 603).

  No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of such series, (ii) the Holders of not less than 25 percent in aggregate principal amount of the Outstanding Debt Securities of such series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and (iii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507). However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of, premium, if any, and interest, if any, on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 508).

DEFEASANCE

  Defeasance and Discharge. If the terms of a series of Debt Securities so provide and Capital Funding deposits or causes to be deposited with the Trustee, as trust funds in trust for that purpose, money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of, and premium, if any, and each installment of principal and premium, if any, and interest, if any, on the Outstanding Debt Securities of such series on the Stated Maturity Date of such principal or installment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if Capital Funding has elected to redeem such Outstanding Debt Securities in accordance with Section 1102 of the Indenture), and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable, then the Indenture will cease to be of further effect with respect to such series (except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust and to pay any tax indemnity), and Capital Funding will be deemed to have satisfied and discharged the Indenture with respect to such series. (Section 403). In the event of any such defeasance, holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of, premium, if any, and interest, if any, on such Debt Securities.

  Under current United States federal income tax law, such defeasance will be treated as a modification of the related Debt Securities and, therefore, as an exchange. As a consequence, each holder of such Debt Securities will realize gain or loss equal to the difference between the holder's adjusted tax basis for the Debt Securities and the issue price of the deemed modified Debt Securities at the time of such modification. The holder will recognize this gain or loss except to the extent such exchange constitutes a tax-free recapitalization. To the extent attributable to accrued but unpaid interest, such portion of the issue price of the deemed modified Debt Securities will be treated as payment of interest and will not be taken into account in determining such gain or loss. Prospective investors are urged to consult their own tax advisors as to the specific consequences of such a defeasance.

  Defeasance of Certain Covenants and Certain Events of Default. If the terms of the Debt Securities of any series so provide, Capital Funding may omit to comply with certain restrictive covenants in Section 801 (Company and Guarantor May Consolidate, Etc., Only on Certain Terms), Section 1005 (Purchase of Securities by Company or Subsidiary) and Section 1006 (Lien on Assets), and Sections 501(d), 501(e) and 501(f) of the Indenture, as described in clauses (iv) and (v) under "Events of Default" above, shall not be deemed to be Events of Default under the Indenture with respect to such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal (and premium, if any) and each installment of principal, and premium, if any, and interest on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or installment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if Capital Funding has elected to redeem such Outstanding Debt Securities in accordance with Section 1102 of the Indenture) and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable. The obligations of Capital Funding under the Indenture and the Debt Securities other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect. (Section 1008).

  In the event Capital Funding exercises its option to omit compliance with certain covenants of the Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than Events of Default described in clauses (iv) and (v) under "Events of Default" above, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series on their Stated Maturity or Redemption Date, but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, Capital Funding shall remain liable for such payments. (Section 1008).

  Limitation on Defeasance. To exercise either option referred to above under Defeasance and Discharge and Defeasance of Certain Covenants and Certain Events of Default, Capital Funding is required to deliver to the Trustee an opinion of outside counsel (which opinion, in the case of the option referred to under Defeasance and Discharge above, is based on there having been, since the date of the Indenture, a change in the applicable United States federal income tax law (including a change in official interpretation thereof)), or a ruling from or published by the Internal Revenue Service, to the effect that the exercise of such option will not cause holders of Debt Securities to recognize income, gain or loss for United States federal income tax purposes, and that such holders of Debt Securities will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised.

  Substitution of Collateral. If the terms of a series of Debt Securities so provide, Capital Funding will be permitted at any time to withdraw any money or U.S. Government Obligations deposited pursuant to the foregoing defeasance provisions, provided that Capital Funding in substitution therefor simultaneously deposits money and/or U.S. Government Obligations which would then be sufficient to satisfy Capital Funding's payment obligations in respect of the Debt Securities in the manner contemplated by such defeasance provisions.

NOTICES

  Except as may otherwise be set forth in an applicable Prospectus Supplement, notices to holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg City or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in The Wall Street Journal, the Financial Times and the Luxemburger Wort. Notices to holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Sections 101 and 106).

TITLE

  Title to any temporary global Debt Security, any permanent global Debt Security, any Bearer Securities and any coupons appertaining thereto will pass by delivery. Capital Funding, Ameritech, the Trustee and any agent of Capital Funding, Ameritech or the Trustee may treat the bearer of any Bearer Security, the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

REPLACEMENT OF SECURITIES AND COUPONS

  Any mutilated Security or a Security with a mutilated coupon appertaining thereto will be replaced by Capital Funding at the expense of the Holder upon surrender of such Security to the Trustee. Securities or coupons that become destroyed, stolen or lost will be replaced by Capital Funding at the expense of the Holder upon delivery to the Trustee of the Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to Capital Funding and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Security in exchange for the Security to which such coupon appertains. In the case of a destroyed, lost or stolen Security or coupon, an indemnity satisfactory to the Trustee and Capital Funding may be required at the expense of the Holder of such Security or coupon before a replacement Security will be issued. (Section
306).

GOVERNING LAW

  The Indenture, the Debt Securities and the Guarantees are governed by and construed in accordance with the laws of the State of Illinois. The interest rate on the Debt Securities will in no event be higher than the maximum rate permitted by Illinois law as the same may be modified by United States law of general application. Under present Illinois law, no maximum rate of interest would apply to the Debt Securities.

CONCERNING THE TRUSTEE

  Ameritech and Capital Funding maintain banking relationships in the ordinary course of business with the Trustee. The Trustee also serves as indenture trustee under other unsecured indentures entered into with other subsidiaries of Ameritech. The Trustee has a commitment under a revolving credit facility available to Ameritech.

  Under the Indenture, the Trustee is required to transmit annual reports to all Holders regarding its eligibility and qualifications as Trustee under the Indenture and certain related matters. (Section 703).

                             PLAN OF DISTRIBUTION

  Capital Funding may sell the Debt Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers or (v) through a combination of any such methods of sale.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices, and may include delayed delivery arrangements providing for payment and delivery at a future date.

  Offers to purchase Debt Securities may be solicited directly by Capital Funding or by agents designated by Capital Funding from time to time. Any such agent, which may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Capital Funding to such agent will be set forth, in the Prospectus Supplement or in a pricing supplement thereto (the "Pricing Supplement"). Unless otherwise indicated in the Prospectus Supplement or Pricing Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If an underwriter or underwriters are used in a sale of Debt Securities, Capital Funding and Ameritech will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities.

  If a dealer is used in a sale of Debt Securities in respect of which this Prospectus is delivered, Capital Funding will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

  Underwriters, dealers, agents, and other persons may be entitled, under agreements which may be entered into with Capital Funding and Ameritech, to indemnification against, or contribution with respect to, certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, agents and their affiliates may be customers of, engage in transactions with, or perform services for, Capital Funding, Ameritech or subsidiaries of Ameritech in the ordinary course of business.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of Ameritech and its subsidiaries included and incorporated by reference in Ameritech's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in the reports of such firm. The consolidated financial statements and financial statement schedule referred to above are incorporated by reference herein in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

                                LEGAL OPINIONS

  Certain matters relating to the legality of the Debt Securities and the Guarantees to be offered hereby will be passed upon for Capital Funding and Ameritech by Bruce B. Howat, Esq., Counsel & Secretary of Ameritech, and by Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, and for the agents or underwriters, if any, by Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603. The opinions of Mr. Howat, Winston & Strawn and Mayer, Brown & Platt with respect to the Debt Securities and the Guarantees may be conditioned upon, and subject to certain assumptions regarding future action to be taken by Capital Funding, Ameritech and the Trustee in connection with the issuance and sale of particular Debt Securities, the specific terms of Debt Securities and other matters that may affect the validity of Debt Securities but that cannot be ascertained on the date of such opinions. Mayer, Brown & Platt from time to time acts as counsel in certain matters for Ameritech and certain of its subsidiaries. As of the date of this Prospectus, Mr. Howat owned beneficially and had options to acquire shares of the common stock of Ameritech which in the aggregate constituted less than .01% of the total issued and outstanding shares of the common stock of Ameritech.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PRO-SPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CRE-ATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CAPITAL FUNDING OR AMERITECH SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Recent Developments........................................................ S-2
Use of Proceeds............................................................ S-4
Financial Information of Ameritech......................................... S-4
Certain Terms of the Securities............................................ S-6
Underwriting............................................................... S-8

                                  PROSPECTUS
Available Information......................................................   2
Incorporation of Certain Documents by
 Reference.................................................................   2
Ameritech Corporation......................................................   3
Ameritech Capital Funding Corporation......................................   3
Ratio of Earnings to Fixed Charges of Ameritech............................   3
Use of Proceeds............................................................   3
Description of Debt Securities and
 Guarantees................................................................   4
Plan of Distribution.......................................................  15
Experts....................................................................  16
Legal Opinions.............................................................  16

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                                $1,200,000,000

                               AMERITECH CAPITAL
                              FUNDING CORPORATION

                                 $250,000,000

                            % NOTES DUE           , 2001

                                 $300,000,000

                           % NOTES DUE           , 2008

                                 $200,000,000

                          % DEBENTURES DUE          , 2018

                                 $200,000,000

                          % DEBENTURES DUE          , 2028

                                 $250,000,000

                          % DEBENTURES DUE          , 2038

                       UNCONDITIONALLY GUARANTEED AS TO
                     PAYMENT OF PRINCIPAL AND INTEREST BY

                             AMERITECH CORPORATION

                                  -----------

                                     LOGO

                                  -----------

                             GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                       BANCAMERICA ROBERTSON STEPHENS

                           CITICORP SECURITIES, INC.

                     FIRST CHICAGO CAPITAL MARKETS, INC.

                              MERRILL LYNCH & CO.

                          MORGAN STANLEY DEAN WITTER

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